Exhibit 5

[Letterhead of Frost Brown Todd LLC]

December 14, 2004

Texas Roadhouse, Inc.

6040 Dutchmans Lane, Suite 400

Louisville, KY 40205

Re:                               Registration of Common Stock under 2004 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Texas Roadhouse, Inc., a Delaware corporation (the “Company”), in connection with the registration of 8,000,000 shares (the “Shares”) of the Class A Common Stock, $0.001 par value, of the Company, which are issuable under the Texas Roadhouse, Inc. 2004 Equity Incentive Plan, as amended and restated (the “Plan”), pursuant to the Form S-8 Registration Statement filed on or about the date hereof by the Company under the Securities Act of 1933, as amended.

As counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Certificate of Incorporation and Bylaws of the Company, such agreements, certificates and other statements of government officials and corporate officers and representatives, and other documents as we have deemed relevant and necessary as a basis for our opinion.  In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies.  In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for, in accordance with the terms of the Plan and against payment of the consideration therefor as provided therein, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock of the Company, provided that such consideration is at least equal to the par value of the Shares.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.  This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.

This opinion is based solely on the laws of the General Corporation Law of the State of Delaware and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours,

/s/ Frost Brown Todd LLC